Exhibit 10(p)(ii)

                                                        JANUARY 1, 200l TO
                                                        JUNE 30,2002

BPERS01
06/08/01

     AGREEMENT made as of the 22nd day of February 2002, between the City of New York, acting through the Department of Social Services of the Human Resources Administration (hereinafter called "Department" or "Social Services District") with offices located at 180 Water Street, New York, New York 10038 and American Medical Alert Corporation (hereinafter called "Contractor" or "Supplier" or "Provider"), with offices located at 3265 Lawson Boulevard, Oceanside, New York 11572

                              W I T N E S S E T H:

     WHEREAS, the Department's Home Care Services Program (hereinafter "HCSP") provides a program of personal home care services for individuals eligible for such services, pursuant to applicable Federal and State laws and regulations; and

     WHEREAS, the Department, pursuant to Section 367-g of the Social Services Law and Title 18 NYCRR, Section 505.33, may authorize personal emergency response services (hereinafter "PERS") to be provided to individuals whom the Department or its designee has determined to be eligible to receive such services; and

     WHEREAS, the Department's program of personal cart services includes, but is not limited to, Supervisory and Assessment Nursing Visits and Housekeeper and Home Attendant Services components; and

     WHEREAS, the HCSP instituted a program designed to allow home care services clients, living alone, to call for assistance, by using an electronic call device; and

     WHEREAS, the parties hereto entered into an Agreement for the provision of such services, for the period from July 1, 1999 through June 30, 2000, which Agreement was thereafter extended for the period from July 1, 2000 through December 31, 2000; and

     WHEREAS, the Contractor has been providing personal emergency response services to date; and

         WHEREAS, a Request for Proposals for a new solicitation for such services has been prepared and is scheduled for release. A new contract is as yet unavailable to continue the provision of such services and replace the existing contract, the absence of which would result in HRA being without essential Personal Emergency Response Services to serve the needs of the Department's clients eligible to receive such services; and

         WHEREAS, HRA has a compelling need for the continuation of Contractor's services, and pursuant to the provisions of Section 3-04 of the Procurement Policy Board Rules, has negotiated this Agreement with the Contractor; and, further

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         WHEREAS, the Department has requested the Contractor to provide PERS in accordance with the terms and conditions contained herein, and the Contractor is ready, willing, and able to do so.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties have agreed, and do hereby agree, as follows:

                                     PART I

ARTICLE 1.   TERM OF PERFORMANCE

         The term of performance for this Agreement shall be for a period of eighteen (18) months, from January 1, 200l through June 30, 2002, unless sooner terminated pursuant to the terms hereof.

ARTICLE 2.   DEFINITIONS

A. Electronic Call Device (hereinafter "ECD") -- the Contractor's electronic call service system, which consists of a two-way voice base (Help console), a help button (Personal Transmitter), a panic button at the primary entrance, an activator mounted in the bathroom, and smoke detector. This equipment incorporates an emergency response activator and an emergency response communicator as required by 18 NYCRR Section 505.33.

B. Electronic Communication Equipment (hereinafter "PERS equipment") -- shall mean the Contractor's ECD equipment that electronically signals a monitoring agency for help via recipient telephone lines.

C. Emergency Responder -shall mean a recipient's neighbor, family member, or any other person who, at the recipient's request, has agreed to respond to a signal for help when notified by the ERC.

D. Emergency Response Activator --shall mean an electronic device that the recipient presses or otherwise activates to send a signal for help to the monitoring agency.

E. Emergency Response Communicator -- shall mean an electronic unit connected to a recipient's telephone line. The emergency response communicator accepts a signal for help from the emergency response activator and also has its own device to generate a signal for help. It sends the signal via telephone lines to the monitoring agency.

F. Emergency Response Organization -- shall mean police or fire department, an ambulance service, a hospital or other entity that the recipient has designated to respond to signals for help when notified by the ERC or the Emergency Responder.

G. Funds -- shall mean money or anything of value transferred by the Department or MMIS or both to the Contractor in accordance with this Agreement, and shall include, but shall not be limited to rate payments.


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H.       MMIS -- shall mean the New York State Department of Health Medicaid
         Management Information System.

I. Monitoring Agency -- shall mean an agency (hereinafter "Emergency Response Center" or "ERC") that is capable of receiving signals for help from a recipient's PERS equipment 24 hours per day, seven (7) days per week; determining whether an emergency exists; and notifying an emergency response organization or an emergency responder that the PERS recipient needs emergency help.

J.       Personal Emergency Response Services (hereinafter "PERS") -- shall mean
         (1) the provision and maintenance of electronic communication equipment in the home of a recipient which signals a monitoring agency for help when activated by the recipient, or after a period of time if a timer mechanism has not been rest, or by any other activating method, and (2) the continuous monitoring of such signals by trained operators and, in case of receipt of such signal, the immediate notification of such emergency response organizations or person, if necessary, as the recipient has previously specified.

K. Recipient -- shall mean a person determined by the Department to be eligible for and authorized by the Department to receive program services in accordance with this Agreement.

L. Recipient Data Record -- a record of recipient information that must contain the following information:

         1. The recipient's name, telephone number and address, including his or her apartment number and floor, if applicable;

         2. The recipient's personal medical history, including his or her age, sex, medical condition, diagnosis, and other relevant medical history;

         3. The name, telephone number, and address of the person or persons whom the recipient has designated as the emergency responder responders;

         4. The name, telephone number, and address of the person whom the recipient has designated as his or her representative, if different from an emergency responder;

         5. The name, phone number, and address of the police department, fire department, ambulance service, hospital, or other entity that the recipient has designated as an emergency response organization;

         6. The recipient's written authorization for the emergency response organization and an emergency responder to enter his or her home and provide emergency treatment and transportation; provided that the Department has obtained the recipient's authorization pursuant to Article 4.A.2.c., below.

         7. The name, telephone number, and address of the recipient's physician and the recipient's preferred hospital.


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ARTICLE 3.   EQUIPMENTt

A. Pursuant to 18 NYCRR, Sec. 505.33, subsection (g), all PERS equipment must be approved by the Federal Communications Commission and meet the Underwriters Laboratories, Inc. (hereinafter "UL") safety standard number 1637, which is the UL safety standard for the home health care signaling equipment.

B. The Contractor agrees to provide to the Department as many ECD's as the Department may require during the term of this Agreement. The ECDs shall include the following:

         1. An emergency response activator that is activated either by breath, by touch, or some other means and is usable by persons who are visually or hearing impaired or physically disabled.

         2. An emergency response communicator that is attached to the recipient's telephone line that will not interfere with normal telephone use. It must be capable of operating without external power during a power failure at the recipient's home in accordance with all requirements for home health care signaling equipment with stand-by capability.

C. Pursuant to Title 18, section 505.33, subsection (g) of the NYCRR, the monitoring agency must be capable of simultaneously responding to multiple signals for help from:

         1. a primary receiver and back-up receiver, which must be independent and interchangeable;

         2.    a back-up information retrieval system;

         3. a clock printer, which must print out the time and date of the emergency signal, the recipient's identification code, and the emergency code that indicates whether the signal is active, passive, or a responder test;

         4.    a back-up power supply;

         5.    a separate telephone service; and

         6. a telephone line monitor, which must give visual and audible signals when an incoming telephone line is disconnected for more than ten (10) seconds.

ARTICLE 4.   SCOPE OF SERVICES

A.       Responsibilities of the Department

         1. The Department, or its designee, shall determine whether an individual is eligible to receive PERS, and shall authorize PERS for individuals whom it determines eligible to receive PERS, and for reauthorizing PERS for recipients. The Department's eligibility determinations, authorizations, and reauthorizations for PERS shall be made in accordance with subsection (c) of section 505.33 of Title


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               18 NYCRR and such directives to social services district as the
               New York State Department of Social Services may issue.

         2. If the Department determines that a person may be eligible for PERS, performs the comprehensive assessment, and authorizes PERS services, the Department shall:

               a. ensure that the recipient has designated in writing the name, telephone number and address of the emergency response organization; one emergency responder or, if possible, two
                    (2) emergency responders; a representative who may be the same person as an emergency responder; the client's physician; and the client's choice of preferred hospital;

               b. verify that the emergency response organization selected by the recipient is aware of its designation and is willing and able to assume that responsibility;

               c. obtain the recipient's authorization for the emergency response organization and emergency responder to enter the recipient's home, to provide emergency treatment, and provide transportation;

               d. notify the Contractor in writing, including but not limited to, electronic transmission, or by mail or facsimile transmission, on the day of the PERS authorization and inform the Contractor

                    i.) of the name, address, and telephone number of the recipient and

                    ii.) that the Contractor must telephone the recipient or the recipient's representative that same day to arrange a mutually convenient time for the Contractor to install the PERS equipment into the recipient's functioning telephone line; and

                    iii.) that the Contractor must install the PERS equipment within seven (7) business days after the day the Contractor receives a written PERS authorization from the Department and that, if the Contractor cannot install the equipment within this seven (7) day period, it must immediately notify the Department.

         3. Upon a change in a recipient's physical circumstances, medical condition, or mental status during the authorization period, the Department shall send to the Contractor the information regarding these changes so that the Contractor may update the recipient's data record.

         4. The Department shall monitor the Contractor's provision of PERS equipment and services. Monitoring activities may include, but not be limited to, the following:

               a. Monitoring the timeliness of the Contractor's installation, maintenance, and removal of PERS equipment;


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               b.   monitoring the timeliness and efficiency of the Contractor's responses to emergency signals from the recipient;

               c. monitoring all complaints by recipients regarding the Contractor which should include ascertaining the recipient's satisfaction with, and the reliability of, the PERS equipment; and

               d. monitoring the timeliness of the Contractor's reports of emergencies, which should include collecting data and documentation of the Contractor's reports or emergencies and non-emergency signals.

         5.    Determination to discontinue PERS

               On the day that the Department determines that PERS are no longer appropriate for a recipient, the Department shall:

               a. notify the Contractor in writing it that the PERS equipment must be removed and the Contractor must telephone the recipient or the recipient's representative to arrange a mutually convenient time for the PERS equipment removal.

               b.   the Contractor must remove the PERS equipment within seven
                    (7) business days after the day the Contractor receives the Department's written notification that PERS equipment must be removed.

B.       RESPONSIBILITIES OF CONTRACTOR

         1. The Contractor shall provide PERS to recipients whom the Department has determined eligible to receive PERS and has authorized or reauthorized to receive PERS. The Contractor shall provide PERS in accordance with subdivisions (a) and (f) of
               Section 505.33 of Title 18 NYCRR and such directives to PERS providers as the New York State Department of Social Services may issue. The Contractor shall be responsible for implementing any and all changes required under all applicable laws, rules and regulations.

         2. The Contractor shall properly install all PERS equipment into the recipient's functioning telephone line and furnish all supplies necessary for installing the PERS equipment. Such installation may require the removal of previously installed PERS equipment.

               a. On the day the Contractor receives the Department's telephoned PERS authorization, the Contractor must telephone the recipient or the recipient representative to arrange a mutually convenient time for the Contractor to install the PERS equipment into the recipient's functioning telephone line. The Contractor shall install the PERS equipment within seven (7) business days from the day it receives the Department's written PERS authorization. If the Contractor is unable to install the PERS equipment within this seven
                    (7) day period, the Contractor shall notify the Department immediately.


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               b.   On the day that the Contractor installs the PERS equipment the Contractor shall do the following:

                    i.) notify the Department by telephone that the equipment has been installed;

                    ii.) instruct the recipient regarding the use of the PERS equipment and give the recipient simple written instructions that describe these procedures;

                    iii.) inform the recipient that he or she should immediately notify the Contractor or the Department if the equipment malfunctions; and

                    iv.) inform the recipient that he or she may call the ERC when he or she wants to test the PERS equipment or when he or she has questions regarding the PERS equipment.

               c. Within seven (7) business days after the day the PERS equipment is installed the Contractor shall forward to the Department, by mail or facsimile machine, a written confirmation that the equipment has been installed and that recipient has been instructed on how to use the equipment. This confirmation shall be signed by a representative of the Contractor and by the recipient or the recipient's representative.

         3. The Contractor shall maintain all installed equipment PERS in proper working order.

               a. The Contractor shall monitor all installed PERS equipment to insure that the equipment operates properly at all times.

               b. The Contractor shall replace PERS equipment batteries when necessary, at no additional cost to the Department or the recipient.

               c. Within twenty-four (24) hours after the Contractor is notified that any PERS equipment has malfunction, the contractor shall repair or replace the equipment at no additional cost to the Department or the recipient. The Contractor may be notified that the PERS equipment has malfunctioned, by any one or more of the following: the Department, the recipient, the recipient's representative, or another responsibly party.

               d. When any equipment is repaired or replaced the Contractor shall notify the Department by telephone within 24 hours.

         4. The Contractor shall maintain the following records at no additional cost to the Department:

               a.   a recipient data record for each recipient;


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                    i.)    The Contractor shall update the recipient data record
                           at least once every six (6) months by contacting the Department.

                    ii.) The Contractor shall also update the recipient data records whenever the Department notifies the Contractor that changes should be made to the recipient's data record.

               b. a record of the Contractor's instructions to the recipient regarding his or her use of the PERS equipment;

               c.   a record of the installation and removal of PERS equipment;

               d. a record of the maintenance of the PERS equipment, and of any repairs or replacements of malfunctioning equipment that were necessary;

               e.   a record of the ERC's 24-hour monitoring of recipients;

               f. a record of each signal for help from a recipient's PERS equipment that the ERC receives and the ERC's response to the signal; and

               g.   a record of recipients who the ERC monitors each month.

         5.    Emergency Response Center

               a. The Contractor shall ensure that the ERC performs the following activities when the ERC receives a signal for help from a recipient's PERS equipment:

                    i.) establish immediate verbal contact with the recipient via the incoming signal to determine whether an emergency exists at the recipient's home;

                    ii.)   retrieve the recipient's data record;

                    iii.) if unable to establish immediate verbal contact with a recipient, immediately notify an emergency responder that the recipient has signaled for help;

                    iv.) maintain appropriate contact with the recipient, the emergency responder, or the emergency response organization; and

                    v.) monitor the provision of emergency services to verify that these services have been provided and that the emergency at the recipient's home has been resolved.

               b. The Contractor shall telephone the Department by the end of the first (1st) business day after an emergency occurs and inform the Department of the nature of the emergency and how it was resolved.


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                    i.)    The Contractor shall forward to the Department, by
                           mail or facsimile machine, a written report of the emergency within five (5) business days after the day the emergency occurred. This report shall contain at least the information described in paragraph 4, subsections (e) and (f), of this Article 4.

               c. The Contractor shall ensure that the ERC will continuously monitor and respond to signals for help from recipients' PERS equipment during power failures, mechanical malfunctions, or other technical emergencies.

               d. The Contractor shall assure that the ERC's staff will be trained on operational and technical aspects of the PERS equipment. This training shall include testing procedures, emergency reporting and response procedures, and servicing.

         6.    Removal of PERS Equipment

               The Contractor shall remove PERS equipment from a recipient's home only when notified to do so by the Department. Such notice shall be in writing, including but not limited to electronic transmission, mail or facsimile machine.

               a. On the day that the Contractor receives written notice to remove a recipient's PERS equipment, the Contractor shall telephone the recipient or the recipient's representative to arrange a mutually convenient time for the equipment's removal.

               b. The Contractor shall remove a recipient's PERS equipment within seven (7) business days after the day the Contractor receives the Department's written notification to remove the PERS equipment

               c. On the day the PERS equipment is removed, the Contractor shall notify the Department by telephone of the equipment removal.

               d. Within five (5) business days after the PERS equipment is removed, the Contractor shall forward to the Department, by mail or facsimile machine, a written confirmation that the PERS equipment has been removed. The confirmation shall be signed by a representative of the Contractor and the former recipient or his or her representative.

         7.    Indemnification

               The Contractor agrees to indemnify and hold harmless the Department and the New York State Department of Social Services and their employees, officers, and agents against any liability resulting from the Contractor's performance or failure to perform in accordance with the terms of this Agreement.


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ARTICLE 5.   TERMS OF PAYMENT

         1.    CONTRACT AMOUNT

A. Total payment to the Contractor through MMIS is estimated to be $5,100,000. This amount is based upon the installation rate, and the monthly monitoring rate multiplied by 1) the anticipated number of current clients receiving this service, and 2) by the estimated number of new clients that may, during the contract term, start to receive this service.

B. The maximum amount payable by the Department under this Agreement shall not exceed $510,000.

C. The amounts specified in A. and B., above, are based upon an estimated 12,000 one-time installations during the term of the Agreement, at a rate of $65 per installation, and a $30 per month monitoring charge for the estimated 8,000 PERS units in use by HRA clients at any one time during the term.

         2.    PAYMENT

A. All payments for PERS services to a recipient will cease during the seven (7) day period specified in Article 4.B.6.b., as of the day during that period that the PERS equipment is removed. Notice to the Contractor to remove PERS shall be deemed to have been received on the date an email or FAX is sent by HRA, on the date receipt of certified mall is signed for as received, or, if by delivery by hand, on the date such mail is signed for as received.

B. The Contractor shall not be reimbursed for PERS provided to persons not determined by Department to be eligible and authorized to receive PERS.

C. The Contractor shall submit billing statements to MMIS setting forth the installation charges, monthly monitoring charges, and recipient information.

D. The Contractor shall not be reimbursed for services rendered unless the claim for reimbursement is verified by billings submitted in accordance with the time frames and billing procedures established by the Department, MMIS, or both.

         3.    EXPENDITURES

A. The Contractor shall make no expenditures with funds provided under this Agreement except those expenditures properly incurred pursuant to and during the performance period of this Agreement. No invoice shall be approved by the Department until all reports previously requested have been received. The Contractor's final payment shall not be approved by the Department until the final report has been received and approved by the Department. All books, records, reports, or materials deemed necessary by the Department to substantiate the validity of claims for reimbursement shall be made available for review.


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B.       As the period of performance contemplated by this Agreement involves performance by the Contractor in a subsequent City Fiscal Year, funding for that period is subject to the appropriation of funds for that City Fiscal Year and the availability thereof.

C. The Contractor, acknowledging that this Agreement is funded in whole or in part by funds secured from the Federal, New York State, or New York City Government, agrees that should there be a reduction or discontinuance of such funds by action of the Federal, State, or City Government, the City of New York and the Department shall have, in their sole discretion, the right to terminate this Agreement in whole or in part, or to reduce the funding and level of services of this Agreement as result of such action by the Federal, State, or City Government.

D. In the case of the termination option referred to in paragraph C, above, any such termination shall take effect immediately upon the date specified in written notice thereof to the Contractor.

E. The termination of the Department and City, set forth in paragraphs C and D above, are independent and separate rights in addition to any other rights of termination or modification provided by this Agreement, by law, or by relevant regulation, and supersede any and all rights or actions the Contractor may have under any provision of this Agreement to the contrary.

F. The Department may, at its option, withhold for the purpose of set-off, any monies due to the Contractor under this Agreement up to the amount of any disallowance or questioned billing resulting from any audits of the Contractor with regard to this Agreement or any other agreement between the parties hereto, including any agreement for a term beginning prior to the commencement date of this Agreement.

ARTICLE 6.   LIQUIDATED DAMAGES


A.       If the Contractor is not able to:

         1. respond to a recipient's or the Department's request for maintenance and service of an ECD within twenty-four (24) hour following receipt of such notification; or

         2. get the ECD operating or supply a fully functioning ECD within twenty-four (24) hours following receipt of said notification;

         the Contractor shall, at the discretion of the Department, pay to the Department, or at the Department's option, the Department may deduct from any payment due or to become due to the Contractor, a pro-rated monthly monitoring charge, based upon the monthly charge specified in
         Article 5.1.C. for the ECD, as fixed and agreed liquidated damages.

B. If there are interruptions in the services provided by the Contractor that total 24 hours or more during a monthly billing period that are not the result of an improper, faulty or nonoperational phone system, the Contractor shall, at the discretion of the Department,


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         pay to the Department, or at the Department's option, the Department may deduct from any payment due or to become due to the Contractor, a pro-rated monthly monitoring charge, based upon the monthly charge specified in Article 5.1.C. for the period of such interruptions, as fixed and agreed liquidated damages.

ARTICLE 7.   NON-LIABILITY OF THE DEPARTMENT

A. Neither the Department nor the City of New York shall be liable for any payment made or any obligation incurred in connection with the discharge of any employee by the Contractor.

B. Nothing in this Agreement shall impose any liability or duty on the Department or the City of New York for any loss of equipment due to the acts, omissions, or obligations of the recipients or their representatives.

ARTICLE 8.   SALARY AND WAGE LIMITATIONS

A. During the term of this Agreement, the Department may, in its sole discretion, increase or otherwise amend the total not-to-exceed amount payable to the Contractor for additional salaries or wages, including fringe benefits and adjustments and cost of living adjustments, for services performed under this Agreement (collectively referred to as "wages") to any employee in a key position or title, provided, however, that any such increase in wages shall be paid in accordance with the Policy and Approval Procedure for Contract Employee Pay Increases and Adjustments promulgated by the City of New York. No such increase in wages shall become effective unless and until approved by the Department in writing and by any other governmental entity the approval of which shall then be required.

B. Notwithstanding any other provision in this Agreement to the contrary, the Department may, in its sole discretion, deem payments or retroactive wage increases resulting from determinations made in accordance with Section A, above, or an approved collective bargaining agreement covering the Contractor's employees, to be allowable and reimbursable expenses of the Contractor and may otherwise increase or amend the total not-to-exceed amount for such expenses, consistent with the Policy and Approval Procedure for Contract Employee Pay increase and Adjustments promulgated by the City of New York. Such payment(s) shall be in accordance with all other applicable City and Department politics and guidelines.

ARTICLE 9.   MOST FAVORED CUSTOMER

The Contractor warrants and represents that the prices, warranties, benefits, and terms set forth herein are at least equal to or more favorable to the City than the prices, warranties, benefits, and terms now charged or offered by the Contractor to other customers under similar circumstances, terms, and conditions, or that may be charged or offered during the term hereof for the same or substantially similar products or services defined in this Agreement. If at any time during the term hereof, the Contractor enters into an agreement or a basis that provides prices, warranties, benefits, or terms more favorable than those provided the City herein, the Contractor shall, within thirty (30) calendar days thereafter notify the City of such facts. Regardless of whether such


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notice is sent by the Contractor or received by the City, this Agreement shall be deemed amended effective retroactively to the effective date of the more favorable agreement, provided that the City shall have the right and option at any time to decline or to accept any such change. In the event the City declines such amendment, the amendment shall be deemed null and void. If the Contractor is of the opinion that an apparently more favorable price, warranty, benefit, or term charged or offered to a customer during the term hereof is not in fact more favorable, the Contractor shall promptly notify the Department's Commissioner in writing setting forth, in detail, the rationale for its opinion. The Commissioner's determination, after due consideration, to accept or reject such written explanation is final. If the Commissioner rejects the Contractor's explanation, this Agreement shall be deemed automatically amended effective retroactively to the effective date of the more favorable agreement.

ARTICLE 10.  INDIVIDUAL FILES

In addition to information the Contractor is required to maintain, the Contractor shall include any other information the Department may require. Such files shall be readily identifiable from those relating to other activities of the Contractor.

ARTICLE 11.  STATISTICAL RECORDS AND REPORTS

A. The Contractor shall maintain all Department required fiscal and programmatic statistical records and shall produce such records in a time and manner acceptable to the Department. The Contractor shall also arrange for the Department to have direct access to the Contractor's fiscal and programmatic records and data relating to the services provided pursuant to this Agreement.

B.       Financial Records

         1. The Contractor shall provide the Department with quarterly cash flow projection updates and provide written explanations regarding any cash shortages in excess of ten percent (10%) as compared to the quarterly cash flow projections.

         2. The Contractor shall provide the Department with quarterly reportings of its financial statements specifying its current liabilities and current assets and the Contractor's calculated current ratio.

         3. The Contractor shall provide the Department with quarterly copies of all of its Securities and Exchange Commission (hereinafter "SEC") reports.

ARTICLE 12.  ANNUAL AUDIT

The Contractor shall conduct an annual audit for the services provided under this Agreement in accordance with Federal, State, City, and Department Laws, regulations, and procedures. The Contractor shall provide the Department with copies of the completed certified audits no later than thirty (30) days after receipt of the final audit reports. If for any reason an annual audit will not be conducted, the Contractor shall immediately notify the Department.

ARTICLE 13.  MONITORING AND EVALUATION

A. The Department shall monitor the Contractor's compliance with the requirements of Title 18, NYCRR, Section 505.33 and Article 4, Section A, paragraph 4 of this Agreement.

B. The Contractor shall be subject to all performance and quality control monitoring standards as they now exist or as they may be modified.

C.       The Department reserves the right to:

         1. implement new or revised performance monitoring and evaluation methods including, but not limited to, direct contact with Recipients and/or their representative(s) by home visit, telephone, or mail to assess the sufficiency, efficiency, and adequacy of the services provided;

         2. conduct both scheduled and unscheduled visits to the Contractor's ERC to enable the Department to assess the Contractor's performance under the term of this Agreement;

         3. review, in accordance with the Department's Contract Management System, all program activities, procedures, recipient data records, record keeping techniques, and conduct other evaluation activities as the Department deems necessary and appropriate; and

         4. require the Contractor to install an ECD, at no cost to the Department, at a location to be selected by the Department for purposes of monitoring the Contractor's services.

D. The Department shall provide the Contractor with the results of any monitoring visit and/or evaluation within thirty (30) days after the completion of the monitoring visit/or evaluation.

E. The Contractor agrees that a program and facilities review, including but not limited to, meeting Recipients, review of service records, review of service policy and procedural issuances, review of staffing ratios and job deseriptions, and meetings with staff directly or indirectly involved in the provision of services, may be conducted at any reasonable time by City, State, and Federal personnel, or other person duly authorized by the Department.

ARTICLE 14.  DELIVERABLES AND OWNERSHIP OF DELIVERABLES

All deliverables, including, but not limited to the reports required in this Agreement shall be the sole property of the City of New York and the Department. The Contractor shall not allow the same to be used except for the purposes of this Agreement, without the express and prior written permission of the Department.

                           PART II GENERAL PROVISIONS
                           --------------------------

ARTICLE 1.   DEFINITIONS

As used throughout this Agreement, the following terms shall have the meaning set forth below:

               a. "City" shall mean the City of New York, its departments and political subdivisions.

               b. "Comptroller" shall mean the Comptroller of the City of New York.

               c. "Department" shall mean the Department of Social Services of the Human Resources Administration including its constituent agencies, departments, bureaus and their subdivisions.

               d. "Administrator" or "Commissioner" or "Agency Head" shall mean the Administrator of the Human Resources Administration/Commissioner of the Department of Social Services or her/his duly authorized representative. The term "duly authorized representative" shall include any person or persons acting within the limits of her/his authority.

               e. "Law" or "Laws" shall include but not be limited to the New York City Charter, the New York City Administrative Code, a local law of the City of New York, and any ordinance, rule or regulation having the force of law.

               f. When referring to the Contractor, the pronoun "it", shall also mean he or she, and the adjective "its" shall also mean his or her, as the case may be.

               g. "Agency Chief Contracting Officer" shall mean the position delegated authority by the Agency Head to organize and supervise the procurement activity of subordinate agency staff in conjunction with the City Chief Procurement Officer.

ARTICLE 2.   INSURANCE

2.1      COMPREHENSIVE GENERAL LIABILITY INSURANCE.

         The Contractor shall carry paid up comprehensive general liability insurance in the sum of not less than One Million ($1,000,000) Dollars per occurrence to protect the Department and the City of New York against any and all claims, loss or damage, whether in contract or tort, including claims for injuries to, or death of persons, or damage to property, whether such injuries, death or damages be attributable to the statutory or common law negligence or any other acts of the Contractor, its employees, or otherwise. Such policy or policies of insurance shall be obtained from a company, or companies, duly licensed to do business in the State of New York, shall name the Department and the City of New York as additional parties insured thereunder, shall provide that in the event of cancellation thereof the Department shall be notified at least fifteen (15) days in advance thereof, and shall provide that the carrier shall appear, defend and indemnify the Department and City, including the agents, servants and employees of the Department and City, in connection with all such claims, loss or damage. Two (2) executed copies of all insurance policies shall be delivered to the Department for approval as to form prior to the effective date of this Agreement.

2.2      WORKER'S COMPENSATION AND DISABILITY BENEFITS

         The Contractor shall secure compensation for the benefit of its employees in compliance with the provisions of Chapter 615 of the Laws of 1922, known as the "Workers' Compensation Law" and acts amendatory thereto, inclusive of Disability Benefits and keep them insured during the life of this Agreement. In addition, pursuant to Section 57 of the New York State Workers' Compensation Law, the Contractor shall submit the required proof of workers' compensation and disability benefits coverage to the Department or shall submit the required proof that workers' compensation and/or disability insurance coverage are not applicable, prior to the effective date of this Agreement.

2.3      UNEMPLOYMENT INSURANCE

         Unemployment Insurance coverage shall be obtained and provided by the Contractor for its employees.

ARTICLE 3.   REPRESENTATIONS AND WARRANTIES

3.1      PROCUREMENT OF AGREEMENT

A. The Contractor represents and warrants that no person or selling agency has been employed or retained to solicit or secure this Agreement upon an agreement or understanding for a commission, percentage, brokerage fee, contingent fee or any other compensation. The Contractor further represents and warrants that no payment, gift or thing of value has been made, given or promised to obtain this or any other agreement between the parties. The Contractor makes such representations and warranties to induce the City to enter into this Agreement and the City relies upon such representations and warranties in the execution hereof.

B. For a breach or violation of such representations or warranties, the Administrator shall have the right to annul this Agreement without liability, entitling the City to recover all monies paid hereunder and the Contractor shall not make claim for, or be entitled to recover, any sum or sums due under this Agreement. This remedy, if effected, shall not constitute the sole remedy afforded the City for the falsity or breach, nor shall it constitute a waiver of the City's right to claim damages or refuse payment or to take any other action provided for by law or pursuant to this Agreement.

3.2      CONFLICT OF INTEREST

         The Contractor represents and warrants that neither it nor any of its directors, officers, members, partners or employees, has any interest nor shall they acquire any interest, directly or indirectly, which would or may conflict in any manner or degree with the performance or rendering of the services herein provided. The Contractor further represents and warrants that in the performance of this Agreement no person having such interest or possible interest shall be employed by it. No elected official or other officer or employee of the City or Department, nor any person whose salary is payable, in whole or in part, from the City Treasury, shall participate in any decision relating to this Agreement which affects his personal interest or the interest of any corporation, partnership or association in which he is, directly or indirectly, interested nor shall any such person have any interest, direct or indirect, in this Agreement or in the proceeds thereof.

3.3      FAIR PRACTICES

         The Contractor and each Person signing on behalf of any Contractor represents and warrants and certifies, under penalty of perjury, that to the best of its knowledge and belief:

A. The prices in this Agreement have been arrived at independently without collusion, consultation, communication, or agreement, for the purpose of restricting competition, as to any matter relating to such prices with any other bidder or with any competitor;

B. Unless otherwise required by law, the prices which have been quoted in this Agreement and on the proposal submitted by the Contractor have not been knowingly disclosed by the Contractor prior to the proposal opening, directly or indirectly, to any other bidder or to any competitor; and

C. No attempt has been made or will be made by the Contractor to induce any other person, partnership or corporation to submit or not to submit a proposal for the purpose of restricting competition.

         The fact that the Contractor (a) has published price lists, rates, or tariffs covering items being procured, (b) has informed prospective customers of proposed or pending publication of new or revised price lists for such items, or (c) has sold the same items to other customers at the same prices being bid, does not constitute, without more, a disclosure within the meaning of the above. .

3.4      AFFIRMATION OF RESPONSIBILITY AND PAID TAXES

         The Contractor affirms and declares that said Contractor is not in arrears to the City of New York upon any debt, contract or taxes and is not a defaulter, as a surety or otherwise, upon any obligation to the City of New York, and has not been declared not responsible, or disqualified, by any agency of the City of New York, nor is there any proceeding pending relating to the responsibility or qualification of the Contractor to receive public contracts except as otherwise stated in the affirmation pertaining to the foregoing which has been furnished to the Department.

ARTICLE 4.   AUDIT BY THE DEPARTMENT AND CITY

4.1 All vouchers or invoices presented for payment to be made hereunder, and the books, records and accounts upon which said vouchers or invoices are based are subject to audit by the Department and by the Comptroller of the City of New York pursuant to the powers and responsibilities as conferred upon said Department and said Comptroller by the New York City Charter and the Administrative Code of the City of New York, as well as all orders and regulations promulgated pursuant thereto.

4.2 The Contractor shall submit any and all documentation and justification in support of expenditures or fees under this Agreement as may be required by said Department and said Comptroller so that they may evaluate the reasonableness of the charges and shall make its records available to the Department and to the Comptroller as they consider necessary.

4.3 All books, vouchers, records, reports, cancelled checks and any and all similar material related to this contract and the work thereunder may he subject to periodic inspection, review and audit by that State of New York, Federal Government and other persons duly authorized by the City including the Department's Office of the Inspector General. Such audit may include examination, review and copying of the source and application of all funds whether from the City, any State, the Federal Government, private sources or otherwise.

4.4 The Contractor shall not be entitled to final payment until all requirements of this Agreement have been satisfactorily met.

4.5 The fiscal records of the Contractor under this Agreement shall be examined by the Department at such times as the Department considers necessary.

ARTICLE 5.   COVENANTS OF THE CONTRACTOR

5.1      EMPLOYEES

         All experts or consultants or employees of the Contractor who are employed by the Contractor to perform work under this Agreement are neither employees of the City nor under contract to the City and the Contractor alone is responsible for their work, direction, compensation and personal conduct while engaged under this Agreement. Nothing in this Agreement shall impose any liability or duty on the City for the acts, omissions, liabilities or obligations of the Contractor or any person, firm, company, agency, association, corporation or organization engaged by the Contractor as expert, consultant, independent contractor, specialist, trainee, employee, servant, or agent, or for taxes of any nature, including but not limited to unemployment insurance, worker's compensation, disability benefits and social security.

5.2      LIABILITY

A. The Contractor shall be solely responsible for all physical injuries or death to its agents, servants, or employees or to any other person and for all damage to any property sustained during its operations and work under its Agreement resulting from any act of commission or omission or error in judgment of any of its officers, trustee, employees, agents, servants, or independent contractors, and shall hold harmless and indemnify the City from liability upon any and all claims for damages on account of such injuries or death to any such person or damages to property on account of any neglect, fault or default of the Contractor, its officers, trustees, employees, agents, servants, or independent contractors. The Contractor shall be solely responsible for the safety and protection of all of its employees whether due to the negligence, fault or default of the Contractor or not.

B. In the event that any claim is made or any action is brought against the City arising out of negligent or careless acts of an employee of the Contractor, either within or outside the scope of his employment, or arising out of Contractor's negligent performance of this Agreement, then the City shall have the right to withhold further payments hereunder for the purpose of set-off in sufficient sums to cover the said claim or action. The rights and remedies of the City provided for in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

5.3      MINIMUM WAGE

         Except for those employees whose minimum wage is required to be fixed pursuant to Section 220 of the Labor Law of the State of New York, all persons employed by the Contractor in the performance of this Agreement shall be paid, without subsequent deduction or rebate, unless expressly authorized by law, not less than the minimum wage as prescribed by law. Any breach or violation of the foregoing shall be deemed a breach or violation of a material provision of this Agreement.

5.4      INDEPENDENT CONTRACTOR STATUS

         The Contractor and the Department agree that the Contractor is an independent contractor, and not an employee of the Department or the City of New York, and that in accordance with such status as independent contractor, the Contractor covenants and agrees that neither it nor its employees or agents will hold themselves out as, nor claim to be, officers or employees of the City of New York, or of any department, agency or unit thereof, by reason hereof, and that they will not, by reason hereof, make any claim, demand or application to or for any right or privilege applicable to an officer or employee of the City of New York, including, but not limited to, Worker's Compensation coverage, Unemployment Insurance Benefits, Social Security coverage or employee retirement membership or credit.

5.5      CONFIDENTIALITY

A. All information obtained, learned, developed or filed by the Contractor in connection with public assistance recipients or their relatives or in connection with other recipients of services, including data contained in official Department files or records, shall be held confidential by the Contractor pursuant to the provisions of the Social Services Law of the State of New York, the Federal Social Security Act, and any applicable regulations promulgated thereunder and shall not be disclosed by the Contractor to any person, organization, agency or other entity except as authorized or required by law.

B. All of the reports, information or data, furnished to or prepared, assembled or used by the Contractor under this Agreement are to be held confidential, and the Contractor agrees that the same shall not be made available to any individual or organization without the prior written approval of the Department.

C. The provisions of this Section shall remain in full force and effect following termination of, or cessation of the services required by this Agreement.

5.6      BOOKS AND RECORDS

         The Contractor agrees to maintain separate and accurate books, records, documents and other evidence of accounting procedures and practices which sufficiently and properly reflect all direct and indirect costs of any nature expended in the performance of this . Agreement. Such records shall be subject to review, audit, inspection and copying by City, State and Federal personnel, upon reasonable notice, subject to the provisions of Article 5.19, below.

5.7      RETENTION OF RECORDS

         The Contractor agrees to retain all books, records, and other documents relevant to the Agreement for six years after the final payment or termination of this Agreement, whichever is later. City, State and Federal auditors and any other persons duly authorized by the Department, including that Department's Inspector General shall have full access to and the right to examine and copy any and all of said materials during said period.

5.8      COMPLIANCE WITH LAW

         The Contractor shall render all services under this Agreement in accordance with the applicable provisions of Federal, State and local laws, rules and regulations as are in effect at the time such services are rendered.

5.9      FEDERAL EMPLOYMENT PRACTICES

         The Contractor and its subcontractors shall comply with the Civil Rights Act of 1964 and any amendment thereto, and the rules and regulations promulgated thereunder.

5.10     NON-DISCRIMINATION AGAINST THE HANDlCAPPED

         The Contractor agrees that it will comply with the provisions of
         Section 504 of the Rehabilitation Act of 1973, as amended, and all regulations, guidelines and interpretations issued pursuant thereto.

5.11     INVESTIGATIONS

A. The parties to this Agreement agree to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.

B. 1. If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract or license entered into with the City the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York, or;

         2. If any person refuses to testify for a reason other than the assertion of his or her privilege against self incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then;

C. 1. The commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

         2. If any non-governmental party to the hearing requests an adjournment, the commissioner or agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to paragraph E, below, without the City incurring any penalty or damages for delay or otherwise.

D. The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

         1. The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

         2. The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this Agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies due lawfully for goods delivered, work done, rental s, or fees accrued prior to the cancellation or termination shall be paid by the City.

E. The commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty, the factors in paragraphs 1 and 2, below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs 3 and 4, below, in addition to any other information which may be relevant and appropriate;

         1. The party's good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or dissociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

         2. The relationship of the person who refused to testify to any entity that is a party to the hearing. including but not limited to, whether the parson whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

         3. The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

         4. The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under D, above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in C(1), above, gives notice and proves that such Interest was previously acquired. Under either circumstance, the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

F. 1. The term "license" or "permit" as used herein shall be defined as a license, permit franchise or concession not granted as a matter of right.

         2. The term "person" as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

         3. The term "entity" as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, benefits, licenses, leases, or permits from or through the City or otherwise transacts business with the City.

         4. The term "member" as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

G. In addition to and notwithstanding any other provision of this Agreement, the Commissioner or agency head may in his or her sole discretion terminate this Agreement upon not less than three (3) days written notice in the event Contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests future employment or other benefit or thing of value, by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this Agreement by the Contractor, or affecting the performance of this contract.

5.12     ASSIGNMENT

A. The Contractor shall not assign, transfer, convey, sublet or otherwise dispose of this Agreement, or of the Contractor's right, title, interest obligations or duties herein, or the Contractor is power to execute such Agreement, or assign, by Power of attorney or otherwise, any of its rights to receive monies due or to become due under this Agreement, unless the prior written consent of the Administrator shall be obtained. Any such assignment, transfer, conveyance, sublease or other disposition without such consent shall be void.

B. In the event that the Contractor assigns, transfers, conveys, sublets or otherwise disposes of this Agreement as specified in subdivision A, above, without the prior written consent of the Department, the Department shall revoke and annul this Agreement and the Department shall be relieved and discharged from any and all liability and obligations growing out of such Agreement to the Contractor, its assignees, transferee or sublessee, and the Contractor shall lose all monies theretofore earned under this Agreement, except so much thereof as may be required to pay the Contractor's employees. The provisions of this section shall not hinder, prevent or affect an assignment by the Contractor for the benefit of its creditors made pursuant to the laws of the State of New York.

C. 1. This Agreement may be assigned by the City to any corporation, agency or instrumentality having authority to accept such assignment.

5.13     SUBCONTRACTING

A. The Contractor agrees not to enter into any sub-contracts for the performance of its obligations, in whole or in part, under this Agreement without the prior written approval of the Department. Two copies of each such proposed subcontract shall be submitted to the Department with the Contractor's written request for approval.

B.       All such sub-contracts shall contain provisions specifying:

         1. that the work performed by the sub-contractor must be in accordance with the terms of the Agreement between the Department and the Contractor;

         2. that nothing contained in such contract shall impair the rights of the Department;

         3. that nothing contained therein, or in the Agreement between the Department and the Contractor, shall create any contractual relationship between the subcontractor and the Department; and

         4. that the sub-contractor specifically agrees to be bound by the confidentiality provisions set forth in the Agreement between the Department and the Contractor.

C. The Contractor agrees that it is fully responsible to the Department for the acts and omissions of the sub contractors and of Persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by it.

D. The aforesaid approval is required in all cases other than individual employer. employee contracts.

E. The Contractor shall not in any way be relieved of any responsibility under this Agreement by any sub-contract.

5.14     PARTICIPATION IN AN INTERNATIONAL BOYCOTT

A. The Contractor agrees that neither the Contractor nor any substantially-owned affiliated company is participating or shall participate in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, of the regulations of the United States Department of Commerce promulgated thereunder.

B. Upon the final determination by the Commerce Department or any other agency of the United States as to, or conviction of the Contractor or a substantially-owned affiliated company thereof, of participation in an international boycott in violation of the provisions of the Export Administration Act of 1976, as amended, or the regulations promulgated thereunder, the Comptroller may, at his option, render forfeit and void this contract.

C.       The Contractor shall comply in all respects with the provisions of
         Section 6-l14 of the Administrative Code of the City of New York and the rules and regulations issued by the Comptroller thereunder.

5.15     ANTI-TRUST

         The Contractor hereby assigns, sells, and transfers to the City all right, title and interest in and to any claims and causes of action arising under the anti-trust laws of the State of New York or of the United States relating to the particular goods or services purchased or procured by the City under this Agreement.

5.16     PUBLICITY

A. The prior written approval of the Department is required before the Contractor or any of its employees, servants, agents, or independent contractors may, at any time, either during or after completion or termination of this Agreement, make any statement to the press or issue any material for publication through any media of communication bearing on the work performed or data collected under this Agreement.

B. If the Contractor publishes a work dealing with any aspect of performance under this Agreement, or of the results and accomplishments attached in such performance, the Department shall have a royalty free, non-exclusive and irrevocable license to reproduce, publish or otherwise use and to authorize others to use the publication.

5.17     INVENTIONS, PATENTS AND COPYRIGHTS

A. Any discovery or invention arising out of or developed in the course of performance of this Agreement shall be promptly and fully reported to the Department, and if this work is supported by a federal grant of funds, it shall be promptly and fully reported to the Federal Government for determination as to whether patent protection on such invention shall be sought and how the rights in the invention or discovery, including rights under any patent issued thereon, shall be disposed of and administered in order to protect tie public interest.

B. No report, document or other data produced in whole or in part with contract funds shall be copyrighted by the Contractor nor shall any notice of copyright be registered by the Contractor in connection with any report, document or other data developed for the Agreement.

C. If any copyrightable material is developed under, or in the course of performing this Agreement, any Federal Agency providing federal financial participation for the Agreement, the New York State Department of Social Services and the City of New York shall have a royalty-free, non-exclusive and irrevocable right to reproduce, publish or otherwise use, and to authorize others to use, the work for governmental purposes.

D. In no event shall Subsections A, B and C of this Section be deemed to apply to any report, document or other data, or any invention of the Contractor which existed prior to, or was developed or discovered independently from, its activities related to or funded by this Agreement.

5.18     INFRINGEMENTS

         The Contractor shall be liable to the Department and hereby agrees to indemnify and hold the Department harmless for any damage or loss or expense sustained by the Department from any infringement by the Contractor of any copyright, trademark or patent rights of design, systems, drawings, graphs, charts, specifications or printed matter furnished or used by the Contractor in the performance of this Agreement.

5.19     INSPECTOR GENERAL REVIEWS

         Notwithstanding any provision herein regarding notice of inspections, all records of the Contractor kept pursuant to this Agreement shall be subject to immediate inspection, review and copying by the Department's Office of the Inspector General without notice.

ARTICLE 6.   TERMINATION

6.1 The Department and/or City shall have the right to terminate this Agreement, in whole or in part:

A. Under any right to terminate as specified in any section of this Agreement or for a material breach of this Agreement.

B. Upon the failure of the Contractor to comply with any of the terms and conditions of this Agreement which is not cured within ten (10) days of the Department's request therefor.

C.       Upon the Contractor's becoming insolvent.

D. Upon the commencement under the Bankruptcy Act of any proceeding by or against the Contractor, either voluntary or involuntary.

E. Upon receipt of notification that State or Federal reimbursement or funding is no longer available for services provided pursuant to this Agreement.

F. Without cause or if the Department deems that termination would be in the best interest of the City.

6.2 The Department or City shall give the Contractor written notice of any termination of this Agreement specifying therein the applicable provisions of Section 6.1 of this Article and the effective date thereof which shall not be less than ten (10) days from the date the notice is received, except if termination is based on paragraph F of
         Section 6.1 of this Article, in which event notice shall be not less than thirty (30) days.

6.3 The Contractor shall be entitled to apply to the Department to have this Agreement terminated by said Department by reason of any failure in the performance of this Agreement (including any failure by the Contractor to make progress in the prosecution of work hereunder which endangers such performance), if such failure arises out of causes beyond the control and without the fault or negligence of the Contractor. Such causes may include, but are not restricted to: acts of God or of the public enemy; acts of the Government in either its sovereign or contractual capacity; fires; flood, epidemics; quarantine restrictions; strikes; freight embargoes, or any other cause beyond the reasonable control of the Contractor. The determination that such failure arises out of causes beyond the control and without the fault or negligence of the Contractor shall be made by the Department which agrees to exercise reasonable judgment therein. If such a determination is made and the Agreement terminated by the Department pursuant to such application by the Contractor, such termination shall be deemed to be without cause.

6.4 Upon termination of this Agreement the Contractor shall comply with the Department or City close-out procedures, including but not limited to:

A. Accounting for and refund to the Department or City, within thirty (30) days, any unexpended funds which have been paid to the Contractor pursuant to this Agreement.

B. Furnishing within thirty (30) days an inventory to the Department or City of all equipment, appurtenances and property purchased through or provided under this Agreement and carrying out any Department or City directive concerning the disposition thereof.

C. Not incurring or paying any further obligation pursuant to this Agreement beyond the termination date. Any obligation necessarily incurred by the Contractor on account of this Agreement prior to receipt of notice of termination and falling due after such date shall be paid by the Department of the City in accordance with the terms of this Agreement. In no event shall the word "obligation", as used herein, be construed as including any lease agreement, oral or written, entered into between the Contractor and its landlord.

D. Turn over to the Department or City or its designees all books, records, documents and material specifically relating to this Agreement.

E. Submit, within ninety (90) days, a final statement and report relating to this Agreement. The report shall be made by a certified public accountant or a licensed public accountant.

6.5 In the event the Department or City shall terminate this Agreement in whole or in part as provided in paragraphs A, B, C, or D of Section 6.1 of this Article, the Department or City may procure, upon such terms and in such manner as deemed appropriate, services similar to those so terminated, and the Contractor shall continue the performance of this Agreement to the extent not terminated thereby.

6.6 Notwithstanding other provisions any of this Agreement, the Contractor shall not be relieved of liability to the City for damages sustained by the City by virtue of the Contractor's breach of the Contract, and the City may withhold payments to the Contractor for the purpose of setoff until such time as the exact amount of damages due to the City from the Contractor is determined.

6.7 The provisions of the Agreement regarding confidentiality of information shall remain in full force and effect following any termination.

6.8 The rights and remedies of the City provided in this Article shall not be exclusive and are in addition to all other rights and remedies provided by law or under this Agreement.

ARTICLE 7.   CONTRACTOR'S HIRING COMMITMENT

7.1 Except as otherwise provided by Paragraph 7.7 of this Article, Contractor agrees as a condition of this contract, to hire at least one Public Assistance Recipient ("PA Recipient") for each $250,000 in value of this contract, or to the extent that the Contractor enters into other contracts with the Department, for each $250,000 of the cumulative value of contracts of the Contractor during the term of this Agreement.

7.2 Such hiring shall be for full-time employment of at least a minimum of 35 hours per week. The rate of pay shall be at least 20% above the federal minimum wage, and the duration of the employment shall be for at least one year. In the event that a replacement of a PA Recipient is made by the Contractor during the one year, such replacement shall not count as an additional employee toward Contractor's hiring requirement set forth in Paragraph 7.1 of this Article.

7.3 Within thirty days of the commencement date of this contract ("commencement date") or fifteen days following notice from the Department that a request for an exemption from the provisions of this Rider has been denied, Contractor shall submit, on forms specified by the Department, information and specifications for the job(s) available.

7.4 The Contractor, may at its option, request the assistance of the Department in identifying potential employees. In such case, the Department will refer PA Recipients to the Contractor for employment interviews.

7.5 Contractor shall hire the number of employees agreed upon pursuant to Paragraph 7.1 of this Article within ninety days of the commencement date or such longer period as may be specified, in writing, by the Department.

7.6 In the event Contractor fails to hire said agreed upon number of PA Recipients within the time required pursuant to Paragraph 7.5 of this Article, and to pay and retain such employees pursuant to Paragraph 7.2 of this Article Contractor shall pay to the Department or the Department may at its option, deduct from monies due or become due to Contractor, the amount of $19.18 per employee for each calendar day for which such PA Recipient(s) is/are not employed by Contractor required as by this Article. Such amount is hereby fixed and agreed as liquidated damages.

7.7 Contractor may apply to the Department for exemption from all or part of the requirements of this Article. Any application for an exemption must be made before the expiration of thirty days after the commencement date of this contract, or any subsequent contract as discussed in Paragraph 7.1 herein, and shall be in the form specified by the Department. Exemption may be granted upon a showing that the operation of this Article will constitute an extreme hardship, within the sole discretion of the Department or to any Contractor not employing twenty or more employees at a place of business within the City of New York.

ARTICLE 8.        MISCELLANEOUS

8.1      CHOICE OF LAW, CONSENT TO JURISDICTION AND VENUE
         This Agreement shall be deemed to be executed in the City of New York, regardless of the domicile of the Contractor, and shall be governed by and construed in accordance with the laws of the State of New York.

         The parties agree that any and all claims asserted by or against the City arising under this Agreement or related thereto shall be heard and determined either in the courts of the United States located in New York City ("Federal Courts") or in the courts of the State of New York ("New York State Courts") located in the City and County of New York. To effectuate this agreement and intent, the Contractor agrees:

A. If the City initiates any action against the Contractor in Federal Court or in New York State Court, service of process may be made on the Contractor either in person, wherever such Contractor may be found, or by registered mail addressed to the Contractor at its address as set forth in this Agreement, or to such other address as the Contractor may provide to the City in writing.

B. With respect to any action between the City and the Contractor in New York State Court, the Contractor hereby expressly waives and relinquishes any rights it might otherwise have (i) to move to dismiss on grounds of forum non conveniens, (ii) to remove to Federal Court and
         (iii) to move for a change of venue to a New York State Court outside New York County.

C. With respect to any action between the City and the Contractor in Federal Court located in New York City, the Contractor expressly waives and relinquishes any right it might otherwise have to move to transfer the action to a United States Court outside the City of New York.

D. If the Contractor commences any action against the City in a court located other than in the City and State of New York, upon request of the City, the Contractor shall either consent to a transfer of the action to a court of competent jurisdiction located in the City and State of New York or, if the court where the action is initially brought will not or cannot transfer the action, the Contractor shall consent to dismiss such action without prejudice and may thereafter reinstate the action in a court of competent jurisdiction in New York City.

         If any provision(s) of this Article is held unenforceable for any reason, each and all other provision(s) shall nevertheless remain in full force and effect.

8.2      GENERAL RELEASE

         The acceptance by the Contractor or its assignees of the final payment under this Agreement, whether by voucher, judgment of any court of competent jurisdiction or any other administrative means, shall constitute and operate as a general release to the City from any and all claims of and liability to the Contractor arising out of the performance of this Agreement.

8.3      CLAIMS AND ACTIONS THEREON

A. No action at law or proceeding in equity against the City or Department shall lie or be maintained upon any claim based upon this Agreement or arising out of this Agreement or in any way connected with this Agreement unless the Contractor shall have strictly complied with all requirements relating to the giving of notice and of information with respect to such claims, all as herein provided.

B. No action at law or proceeding in equity shall lie or be maintained against the Department or the City upon any claim based upon this Agreement or arising out of this Agreement unless such action shall be commenced within six (6) months after the date of final payment hereunder, or within six (6) months of termination or conclusion of this Agreement, or within six (6) months of accrual of the cause of action, whichever is earliest.

C. In the event any claim is made or any action brought in any way relating to the agreement herein, the Contractor shall diligently render to the Department and/or the City of New York without additional compensation any and all assistance which the Department and/or the City of New York may require of the Contractor.

D.       The Contractor shall report to the Department in writing within three
         (3) working days of the initiation by or against the Contractor of any legal action or proceeding in connection with or relating to this Agreement.

8.4      NO CLAIM AGAINST OFFICERS, AGENTS OR EMPLOYEES

         No claim whatsoever shall be made by the Contractor against any officer, agent or employee of the City for, or on account of, anything done or omitted in connection with this Agreement.

8.5      WAIVER

         Waiver by the Department of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other or subsequent breach and shall not be construed to be a modification of the terms of the Agreement unless and until the same shall be agreed to in writing by the Department or City as required and attached to the original Agreement.

8.6      NOTICE

         The Contractor and the Department hereby designate the business addresses hereinabove specified as the places where all notices, directions or communications from one such party to the other party shall be delivered, or to which they shall be mailed. Actual delivery of any such notice, direction or communication to a party the aforesaid place, or delivery by certified, registered or overnight mail shall be conclusive and deemed to be sufficient service thereof upon such party as of the date such notice, direction or communication is received by the party. Such address may be changed at any time by an instrument in writing executed and acknowledged by the party making such change and delivered to the other party in the manner as specified above. Nothing in this section shall be deemed to serve as a waiver of any requirements for the service of notice or process in the institution of an action or proceeding as provided by law.

8.7      ALL LEGAL PROVISIONS DEEMED INCLUDED

         It is the intent and understanding of the parties to this Agreement that each and every provision of law required to be inserted in this Agreement shall be and is inserted herein. Furthermore, it is hereby stipulated that every such provision is to be deemed to be inserted herein, and if, through mistake or otherwise, any such provision is not inserted, or is not inserted in correct form, then this Agreement shall forthwith upon the application of either party be amended by such insertion so as to comply strictly with the law and without prejudice to the rights of either party hereunder.

8.8      SEVERABILITY

         If this Agreement contains any unlawful provision not an essential part of the Agreement and which shall not appear to have been a controlling or material inducement to the making thereof, the same shall be deemed of no effect and shall, upon notice by either party, be deemed stricken from the Agreement without affecting the binding force of the remainder.

8.9      MODIFICATION

         This Agreement may be modified by the parties in writing in a manner not materially affecting the substance hereof. It may not be altered or modified orally.

8.10     PARAGRAPH HEADINGS

         Paragraph headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement and in no way affect this Agreement.

8.11     CONSULTANTS REPORTS

         A copy of each consultant report submitted by a consultant to any City official or to any officer, employee, agent or representative of a City department, agency, commission or body or to any corporation, association or entity whose expenses are paid in whole or in part from the City treasury shall be furnished to the Commissioner of the department to which such report was submitted or, if not a City department, then to the chief controlling officer or officers of such other office or entity. A copy of such report shall also be furnished to the Director of the Mayor's Office of Construction for matters related to construction or to the Director of the Mayor's Office of Operations for all other matters.

8.12     VENDEX QUESTIONNAIRES

         This provision shall apply to contracts valued at $100,000 or more:

A. The Contractor states that the Principal, Individual, Business Entity and Not-for-Profit Organization Questionnaires (VENDEX Questionnaires), as the case may be, required by Procurement Policy Board Rule 2-08 and any regulations promulgated thereunder, have been duly executed and submitted to the Department.

         The Contractor understands that the Department's reliance upon the veracity of the information stated therein is a material condition to the execution of this Agreement, and that such information is in no respect misleading.

B. The Contractor shall submit the applicable VENDEX Questionnaires, or if applicable, an Affidavit of No Change at least annually or upon the renewal of this Agreement. Any contractor for which submission requirements for Business Entities and Not-for-Profit Organizations apply shall submit the applicable new fully completed VENDEX Questionnaires to the Department every three years.

C. This Agreement shall be a nullity until the Contractor complies with any and all the requirements set forth in Procurement Policy Board Rule 2-08 and any regulations promulgated thereunder, and the VENDEX Questionnaires.

8.13     EXTENSION OF TIME- NON-CONSTRUCTION

         Upon written application by the Contractor, the Agency Chief Contracting Officer may grant an extension of time for performance of the contract. Said application must state, at a minimum, in detail, each cause for delay, the date the cause of the alleged delay occurred, and the total number of delay in days attributable to such cause. The ruling of the Agency Chief Contracting Officer shall be final and binding as to the allowance of an extension and the number of days allowed.

8.14     PRICING

A. The Contractor shall whenever required during the contract, including but not limited to the time of bidding, submit cost or pricing data and formally certify that, to the best of its knowledge and belief, the cost or pricing data submitted was accurate, complete, and current as of a specified date, The contractor shall be required to keep its submission of cost and pricing data current until the contract has been completed.

B. The price of any change order or contract modification, subject to the conditions of paragraph A, shall be adjusted to exclude any significant sums by which the City finds that such price was based on cost or price data furnished by the supplier which was inaccurate, incomplete, or not current as of the date agreed upon between the parties.

C. Time for Certification. The Contractor must certify that the cost or pricing data submitted are accurate, complete, and current as of a mutually determined date.

D. Refusal to Submit Data. When any contractor refuses to submit the required data to support a price, the Contracting Officer shall not allow the price.

E. Certificate of Current Cost or Pricing Data. Form of Certificate. In those cases when cost or pricing data are required, certificate shall be made using a certificate substantially similar to the one contained in Chapter 2 of the PPB rules and such certification shall be retained in the agency contract file.

8.15     RESOLUTION OF DISPUTES

A. All disputes between the City and the supplier of the kind delineated in this section that arise under, or by virtue of, this Contract shall be finally resolved in accordance with the provisions of this section and Section 4-09 of the Rules of the Procurement Policy Board ("PB Rules"). The procedure for resolving all disputes of the kind delineated herein shall exclusive means of resolving any such disputes.

         (1) This section shall not apply to disputes concerning matters dealt with in other sections of the PPB Rules or to disputes involving patents, copyrights, trademarks, or trade secrets (as interpreted by the courts of New York State) relating to proprietary rights in computer software.

         (2) For construction and construction-related services this section shall apply only to disputes about the scope of work delineated by the contract, the interpretation of contract documents, the amount to be paid for extra work or disputed work performed in connection with the contract, the conformity of the supplier's work to the contract, and the acceptability and quality of the supplier's work; such disputes arise when the Engineer makes a determination with which the supplier disagrees.

B. All determinations required by this section shall be clearly stated, with a reasoned explanation for the determination based on the information and evidence presented to the party making the determination. Failure to make such determination within the time required by this section shall be deemed a non-determination without prejudice that will allow application to the next level.

C. During such time as any dispute is being presented, heard, and considered pursuant to this section, the contract terms shall remain in full force and effect and the supplier shall continue to perform work in accordance with the contract and as directed by the Agency Chief Contracting Officer ("ACCO") or Engineer. Failure of the supplier to continue the work as directed shall constitute a waiver by the supplier of any and all claims being presented pursuant to this section and a material breach of contract.

D.       Presentation of Dispute to Agency Head.

         (1) Notice of Dispute and Agency Response. The supplier shall present its dispute in writing ("Notice of Dispute") to the Agency Head within the time specified herein, or, if no time is specified, within thirty (30) days of receiving written notice of the determination or action that is the subject of the dispute. This notice requirement shall not be read to replace any other notice requirements contained in the contract. The Notice of Dispute shall include all the facts, evidence, documents, or other basis upon which the supplier relies in support of its position, as well as a detailed computation demonstrating how any amount of money claimed by the supplier in the dispute was arrived at. Within thirty (30) days after receipt of the complete Notice of Dispute, the ACCO or, in the case of construction or construction-related services, the Engineer, shall submit to the Agency Head all materials he or she deems pertinent to the dispute. Following initial submissions to the Agency Head, either party may demand of the other the production of any document or other material the demanding party believes may be relevant to the dispute. The requested party shall produce all relevant materials that are not otherwise protected by a legal privilege recognized by the courts of New York State. Any question of relevancy shall be determined by the Agency Head whose decision shall be final. Willful failure of the supplier to produce any requested material whose relevancy the supplier has not disputed, or whose relevancy has been affirmatively determined, shall constitute a waiver by the supplier of its claim.

         (2) Agency Head Inquiry. The Agency Head shall examine the material and may, in his or her discretion, convene an informal conference with the supplier and the ACCO and, in the case of construction or construction-related services, the Engineer, to resolve the issue by mutual consent prior to reaching a determination. The Agency Head may seek such technical or other expertise as he or she shall deem appropriate, including the use of neutral mediators, and require any such additional material either or both parties as he or she deems fit. The Agency Head's ability to render, and the effect of, a decision hereunder shall not be impaired by any negotiations in connection with the dispute presented, whether or not the Agency Head participated therein. The Agency Head may or, at the request of any party to the dispute, shall compel the participation of any other supplier with a contract related to the work of this contract and that supplier shall be bound by the decision of the Agency Head. Any supplier thus brought into the dispute resolution proceeding shall have the same rights and obligations under this section as the supplier initiating the dispute.

         (3) Agency Head Determination. Within thirty (30) days after the receipt of all materials and information, or such longer time as may be agreed to by the parties, the Agency Head shall make his or her determination and shall deliver or send a copy of such determination to the supplier and ACCO and, in the case of construction or instruction-related services, the Engineer, together with a statement concerning how the decision maybe appealed.

         (4) Finality of Agency Head Decision. The Agency Head's decision shall be final and binding on all parties, unless presented to the Contract Dispute Resolution Board (" CDRB") pursuant to this section. The City may not take a petition to the CDRB. However, should the supplier, take such a petition, the City may seek, and the CDRB may render, a determination less favorable to the supplier, and more favorable to the City than the decision of the Agency Head.

E. Presentation of Dispute to the Comptroller. Before any dispute may be brought by the supplier to the CDRB, the supplier must first: present its claim to the Comptroller for his or her review, investigation, and possible adjustment.

         (1) Time, Form, and Content of Notice. Within thirty (30) days of receipt of a decision by the Agency Head, the supplier shall submit to the Comptroller and to the Agency Head a Notice of Claim regarding its dispute with the agency. The Notice of Claim shall consist of (i) a brief statement of the substance of the dispute, the amount of money, if any, claimed and the reason(s) the supplier contends the dispute was wrongly decided by the Agency Head; (ii) a copy of the decision of the Agency Head, and
               (iii) a copy of all materials submitted by the supplier to the agency, including the Notice of Dispute. The supplier may not present to the Comptroller any material not presented to the Agency Head, except at the request of the Comptroller.

         (2) Agency Response. Within thirty (30) days of receipt of the Notice of Claim, the agency shall make available to the Comptroller a copy of all material submitted by the agency to the Agency Head in connection with the dispute. The agency may not present to the Comptroller any material not presented to the Agency Head, except at the request of the Comptroller.

         (3) Comptroller Investigation. The Comptroller may investigate the claim in dispute and, in the course of such investigation, may exercise all powers provided in sections 7-201 and 7-203 of the New York City Administrative Code. In addition, the Comptroller may demand of either party, and such party shall provide, whatever additional material the Comptroller deems pertinent to the claim, including original business "records of the supplier." Willful failure of the supplier to Produce within fifteen (15) days any material requested by the Comptroller shall constitute a waiver by the supplier of its claim. The Comptroller may also schedule an informal conference to be attended by the supplier, agency representatives, and any other personnel desired by the Comptroller.

         (4) Opportunity of Comptroller to Compromise or Adjust Claim. The Comptroller shall have forty-five (45) days from his or her receipt of all materials referred to in 5(c) to investigate the disputed claim. The Period for investigation and compromise may be further extended by agreement between the supplier and the Comptroller, to a maximum of ninety (90) days from the Comptroller's receipt of all the materials. The supplier may not present its petition to the CDRB until the period for investigation and compromise delineated in this paragraph has expired. In compromising or adjusting any claim hereunder, the Comptroller may not revise or disregard the terms of the contract between the parties.

F. Contract Dispute Resolution Board. There shall be a Contract Dispute Resolution Board composed of:

         (1) the chief administrative law judge of the Office of Administrative Trials and Hearings ("OATH") or his/her designated OATH administrative law judge, who shall act as chairperson, and may adopt operational procedures and issue such orders consistent with this section as may be necessary in the execution of the CDRB's functions, including, but not limited to, granting extensions of time to present or respond to submissions;

         (2) the City Chief Procurement Officer ("CCPO") or his/her designee, or in the case of disputes involving construction, the Director of the Office of Construction or his/her designee; any designee shall have the requisite background to consider and resolve the merits of the dispute and shall not have participated personally and substantially in the particular matter that is the subject of the dispute or report to anyone who so participated, and

         (3) person with appropriate expertise who is not an employee of the City. This person shall be selected by the presiding administrative law judge from a prequalified panel of individuals, established and administered by OATH, with appropriate background to act as decision-makers in a dispute. Such individuals may not have a contract or dispute with the City or be an officer or employee of any company or organization that does, or regularly represent Persons, companies, or organizations having disputes with the City,

G. Petition to CDRB. In the event the claim has not been settled or adjusted by the Comptroller within the Period provided in this section, the supplier, within thirty (30) days thereafter, may petition the CDRB to review the Agency Head determination.

         (1) Form and Content of Petition by Supplier. The supplier shall present its dispute to the CDRB in the form of a Petition, which shall include (i) a brief statement of the substance of the dispute, the amount of money, if any, claimed, and the reason(s) the supplier contends that the dispute was wrongly decided by the Agency Head; (ii) a copy of the decision of the Agency Head;
               (iii) copies of all materials submitted by the supplier to the agency; (iv) a copy of the decision of the Comptroller, if any, and (v) copies of all correspondence with, and material submitted by the supplier to, the Comptroller's Office. The supplier shall concurrently submit four complete sets of the Petition: one to the Corporation Counsel (Attn: Commercial and Real Estate Litigation Division), and three to the CDRB at OATH's offices, with proof of service on the Corporation Counsel. In addition, the supplier shall submit a copy of the statement of the substance of the dispute, cited in (i) above, to both the Agency Head and the Comptroller.

         (2) Agency Response. Within thirty (30) days of receipt of the Petition by the Corporation Counsel, the agency shall respond to the statement of the supplier and make available to the CDRB all material it submitted to the Agency Head and Comptroller. Three complete copies of the agency response shall be submitted to the CDRB at OATH's offices and one to the supplier. Extensions of time for submittal of the agency response shall be given as necessary upon a showing of good cause or, upon the consent of the parties, for an initial period of up to thirty (30) days.

         (3) Further Proceedings. The Board shall permit the supplier to present its case by submission of memoranda, briefs, and oral argument. The Board shall also permit the agency to present its case in response to the supplier by submission of memoranda, briefs and oral arguments. If requested by the Corporation Counsel, the Comptroller shall provide reasonable assistance in the preparation of the agency's case. Neither the supplier nor the agency may support its case with any documentation or other material that was not considered by the Comptroller, unless requested by the CDRB. The CDRB, in its discretion, may seek such technical or other expert advice as it shall deem appropriate and may seek, on its own or upon application of a party, any such additional material from any party as it deems fit. The CDRB, in its discretion, may combine more than one dispute between the parties for concurrent resolution.

         (4) CDRB Determination. Within forty-five (45) days of the conclusion of all submissions and oral arguments, the CDRB shall render a decision resolving the dispute. In an unusually complex case, the CDRB may render its decision in a longer period of time, not to exceed ninety (90) days, and shall so advise the parties at the commencement of this period. The CDRB's decision must be consistent with the terms of the contract. Decisions of the CDRB shall only resolve matters before the CDRB and shall not have precedential effect with respect to matters not before the CDRB.

         (5) Notification of CDRB Decision. The CDRB shall send a copy of its decision to the supplier, the ACCO, the Corporation Counsel, the Comptroller, the CCPO, the Office of Construction, the PPB, and, in the case of construction or construction-related services, the Engineer. A decision in favor of the supplier shall be subject to the prompt payment provisions of the PPB Rules. The Required Payment Date shall be thirty (30) days after the date the parties are formally notified of the CDRB's decision.

         (6) Finality of CDRB Decision. The CDRB's, decision shall be final and binding on all parties. Any party may seek review of the CDRB's decision solely in the form of a challenge, filed within four months of the date of the CDRB's decision, in a court of competent jurisdiction of the State of New York, County of New York pursuant to Article 78 of the Civil Practice Law and Rules. Such review by the court shall be limited to the question of whether or not the CDRB's decision was made in violation of lawful procedure, was affected by an error of law, or was arbitrary and capricious or an abuse of discretion. No evidence or information shall be introduced or relied upon in such proceeding that was not presented to the CDRB in accordance with
               Section 4-09 of the PPB Rules.

H. Any termination, cancellation, or alleged breach of the contract prior to or during the pendency of any proceedings pursuant to this section shall not affect or impair the ability of the Agency Head or CDRB to make a biding and final decision pursuant to this section.

8.16     CONTRACT CHANGES

A. Changes may be made to this contract only as duly authorized by the Agency Chief Contracting Officer or his or her designee. Vendors deviating from the requirements of an original purchase order or contract without a duly approved change order document, or written contract modification or amendment, do so at their own risk. All such changes, modifications and amendments will become a part of the original contract.

B. Contract changes will be made only for work necessary to complete the work included in the original scope of the contract, and for non-material changes to the scope of the contract Changes are not permitted for any material alteration in the scope of work. Contract changes may include any contract revision deemed necessary by the Contracting Officer.

C. The Contractor may be entitled to a price adjustment for extra work performed or to be performed pursuant to a written change order. If any part of the contract work is. necessarily delayed by a change order, the contractor may be entitled to an extension of time for performance. Adjustments to price shall be validated for reasonableness by using appropriate price and cost analysis.

D. Except in the case of requirements contracts, any contract increases which cumulatively exceed the greater of 10% of the contract amount or $100,000 must be approved in writing by the City Chief Procurement Officer. Any contract amendment that either amends a unit price, cancels required units, or adds a new type of unit item to the contract must be approved in writing by the Agency Chief Contracting Officer.

8.17     NO DAMAGE FOR DELAY

         The Contractor agrees to make no claim for damages for delay in the performance of this Contract occasioned by any act or omission to act of the City or any of its representatives, and agrees that any such claim shall be fully compensated for by an extension of time to complete performance of the work as provided herein.

8.18     PROMPT PAYMENT

A. The Prompt Payment provisions set forth in Chapter 4, Section 4-06 of the Procurement Policy Board Rules in effect at the time of this solicitation will be applicable to payments made under this contract. The provisions require the payment to contractors of interest on payments made after the required payment date except as set forth in subdivisions c(3) and (2), (3), (4) and (5) of Section 4-06 of the Rules.

B. The contractor must submit a proper invoice to receive payment, except where the contract provides that the contractor will be paid at predetermined intervals without having to submit an invoice for each scheduled payment.

C. Determinations of interest due will be made in accordance with the provisions of Section 4-06 of the Procurement Policy Board Rules and General Municipal Law Section 3-a.

8.19     POLITICAL ACTIVITY

         There shall be no partisan political activity or any activity to further the election or defeat of any candidate for public, political or party office as part of or in connection with this Agreement, nor shall any of the funds provided under this Agreement be used for such purposes.

8.20     RELIGION .

         There shall be no religious worship, instruction or proselytization as part of or in connection with the performance of this agreement, except that recipients of the services may be allowed access to religious instructions or worship of their own persuasion.

8.21     REDUCTION OF FEDERAL STATE OR CITY FUNDING

A. The Contractor, acknowledging that this Agreement is funded in whole or in part by funds secured from the Federal, New York State or City Government, agrees that should there be a reduction or discontinuance of such funds by action of the Federal, New York State or City Government, the City of New York and the Department shall have, in their sole discretion, the right to terminate this Agreement in whole or in part, or to reduce the funding and level of services of this Agreement caused by such action by the Federal, State or City Governments, including, in the case of the reduction option, but not limited to, the reduction or elimination of programs, services or service components; the reduction or elimination of contract-reimbursable staff or staff-hours, and the corresponding reductions in the Agreement budget and in the total amount payable under the Agreement.

B. In the case of the termination option referred to in paragraph A, above, any such termination shall take effect immediately upon written notice thereof to the Contractor. In the case of the reduction option referred to in paragraph A, above, any such reduction shall be effective as of the date set forth in a written notice thereof to the Contractor, which shall be not less than thirty (30) calendar days from the date of such notice. Prior to sending such notice of reduction, the Department shall advise the Contractor that such option is being exercised and affording the Contractor an opportunity to make within seven (7) calendar days any suggestion(s) it may have as to which program(s), service(s), service component(s), staff or staff-hours might be reduced or eliminated, provided, however, that the Contractor expressly understands and agrees that the Department shall not be bound to utilize any of the Contractor's suggestions and that the Department shall have sole and exclusive discretion to decide how to effectuate the reductions.

C. The tension and reduction options of the Department and City set forth in paragraphs A and B, above, are independent and separate rights in addition to any other rights of termination or modification provided by this Agreement, by law or by relevant regulation, and supersede any and all rights or actions the Contractor may have under any provision of this Agreement to the Contrary.

ARTICLE 9.   EQUAL EMPLOYMENT

9.1      Mayor's Executive Order No. 50

A.       This Agreement is subject to the requirements of Executive Order No. 50
         (1980) as revised ("E.0.50") and the Rules and Regulations promulgated thereunder. No

         Contract will be awarded unless and until these requirements have been complied with in their entirety. By signing this Contract, the Contractor agrees that it:

         (1) will not engage in any unlawful discrimination against any employee or applicant for employment because of race, creed, color, national origin, sex, age, disability, marital status, or sexual orientation with respect to all employment decisions including, but not limited to recruitment, hiring, upgrading, demotion, downgrading, transfer, training, rates of pay or other forms of compensation, layoff, termination, and all other terms and conditions of employment;

         (2) the Contractor agrees that when it subcontracts it will not engage in any unlawful discrimination in the selection of subcontractors on the basis of the owner's race, color, creed, national origin, sex, age, disability, marital status or sexual orientation or that it is an equal opportunity employer,

         (3) will state in all solicitations or advertisements for employees placed by or on behalf of the Contractor that all qualified applicants will receive consideration for employment without regard to race, creed, color, national origin, sex, age, disability, marital status or sexual orientation; or that it is an equal employment opportunity employer;

         (4) will send to each labor organization or representative of workers with which it has a collective bargaining agreement or other contract or memorandum of understanding, written notification of its equal employment opportunity commitments under E.O. 50 and the rules and regulations promulgated thereunder; and

         (5) will furnish all information and reports including an Employment Report before the award of the Contract which are required by E.O. 50, the rules and regulations promulgated thereunder, and orders of the Director of the Division of Labor Services (" DLS"), and will permit access to its books, records and accounts by the DLS for the purposes of investigation to ascertain compliance with such rules, regulations, and orders. Nothing contained in this section shall be construed to bar any religious or denominational institution or organization, or any organization operated for charitable or educational purposes, which is operated, supervised or controlled by or in connection with a religious organization, from limiting employment or giving preference to persons of the same religion or denomination or from making such selection as is calculated by such organization to promote the religious principles for which it is established or maintained.

B. The Contractor understands that in the event of its noncompliance with the nondiscrimination clauses of this Agreement or with any of such rules, regulations or orders, such noncompliance shall constitute a material breach of this Agreement and noncompliance with E.O. 50 and the rules and regulations promulgated thereunder. After a hearing held pursuant to the rules of the DLS, the Director may direct the imposition by the contracting agency head of any or all of the following sanctions:

         (1)   disapproval of the Contractor;

         (2)   suspension or termination of the Agreement;

         (3)   declaring the Contractor in default; or

         (4) in lieu of any of the foregoing sanctions, the Director may impose an employment program,

C. The Director of the Bureau may recommend to the contracting agency head that a Board of Responsibility be convened for purposes of declaring a contractor who has repeatedly failed to comply with E.O. 50 and the rules and regulations promulgated thereunder to be nonresponsible.

D. The Contractor agrees to include the provisions of the foregoing paragraphs in every subcontract or purchase order in excess of $50,000 to which it becomes a party, unless exempted by E.O. 50 and the rules and regulations promulgated thereunder, so that such provisions will be binding upon each subcontractor or vendor. The Contractor will take such action with respect to any subcontract or purchase order as may be directed by the Director of the Bureau of Labor Services as a means of enforcing such provisions including sanctions for noncompliance.

E. The Contractor further agrees that it will refrain from entering into any contract or contract modification subject to E.O.50 and the rules and regulations promulgated thereunder with a subcontractor who is not in compliance with the requirements of E.O. 50 and the rules and regulations promulgated thereunder.

9.2 Where required by New York State Labor Law Section 220-e the Contractor agrees:

A. That in the hiring of employees for the performance of work under this Agreement or any subcontract hereunder, neither the Contractor, subcontractor, nor any person acting on behalf of such Contractor or subcontractor shall by reason of race, creed, color, sex or national origin discriminate against any citizen of the State of New York who is qualified and available to perform the work to which the employment relates;

B. That neither the Contractor, subcontractor, nor any person on behalf thereof shall, in any manner, discriminate against or intimidate any employee hired for the performance of work under this Agreement on account of race, creed, color, sex or national origin;

C. That there may be deducted from the amount payable to the Contractor by the City under this Agreement a penalty of five dollars for each person for each calendar day during which such person was discriminated against or intimidated in violation of the provisions of this Agreement; and

D. That this Agreement may be cancelled or terminated by the City and all monies due or to become due hereunder may be forfeited, for a second or any subsequent violation of the terms or conditions of this section of the Agreement.

E. The aforesaid provisions of this section covering every contract for or on behalf of the State or a municipality for the manufacture, sale or distribution of materials, equipment or supplies shall be limited to operations performed within the territorial limits of the State of New York.

9.3 Where required by New York City Administrative Code Section 6-108 the Contractor agrees that:

A. It shall be unlawful for any person engaged in the construction, alteration or repair of buildings or engaged in the construction or repair of streets or highways pursuant to a contract with the City or engaged in the manufacture, sale or distribution of materials, equipment or supplies pursuant to a contract with the City to refuse to employ or to refuse to continue in any employment any person on account of the race, color or creed of such person.

B. It shall be unlawful for any person or any servant, agent, or employee of any person, described in subdivision (A) above, to ask, indicate or transmit orally or in writing, directly or indirectly, the race, color, or creed or religious affiliation of any person employed or seeking employment from such person, firm or corporation.

C. Disobedience of the foregoing provisions shall be deemed a violation of a material provision of this Agreement.

D. Any person, or the employee, manager or owner of or officer of such firm or corporation who shall violate any of the provisions of this section shall, upon conviction thereof, be punished by a fine or not more than one hundred dollars or by imprisonment for not more than thirty days, or both.

ARTICLE 10.  APPROVALS

10.1     PROCUREMENT POLICY BOARD RULES

         This contract is subject to the Rules of the Procurement Policy Board of the City of New York dated August 1, 1990, as amended. In the event of a conflict between said Rules and a provision of this contract, the Rules shall take precedence.

10.2     THE CITY OF NEW YORK

         This Agreement shall not become effective or binding unless:

A. authorized by the Mayor; approved pursuant to New York City Charter and Procurement Policy Board Rules for contracts not subject to public letting; and the Comptroller shall have endorsed his certificate that there remains unexpended and unapplied a balance of the appropriation of funds applicable hereto sufficient to pay the estimated expense of executing this Agreement;

B. approved by the Mayor pursuant to the provisions of Executive Order No. 42, dated October 9, 1975 in the event that Executive Order requires such approval; and

C. certified by the Mayor (Mayor's Fiscal Committee created pursuant to Executive Order No. 43, dated October 14, 1975) that performance thereof will be in accordance with the City's financial plan.

D. approved by the New York State Financial Control Board (Board) pursuant to the New York State Financial Emergency Act for the City of New York, as amended, (the "Act), in the event regulations of the Board pursuant to the Act require such approval.

E. it has been authorized by the Mayor and the Comptroller shall have endorsed his or her certificate that there remains unexpended and unapplied a balance of the appropriation of funds applicable thereto sufficient to pay the estimated expense of carrying out this Agreement.

         The requirements of this section of the contract shall be in addition to, and not in lieu of, any approval or authorization otherwise required for this contract to be effective and for the expenditure of City funds.

10.3     OTHER APPROVALS OR AUTHORIZATIONS

         The requirement of this Articles shall in addition to, and not in lieu of, any approval or authorization otherwise required for this Agreement to be effective and for the expenditure of City funds.

ARTICLE 11.       MACBRIDE PRINCIPLES

11.1     NOTICE TO ALL PROSPECTIVE CONTRACTORS

         Local Law No. 34 of 1991 became effective on September 10, 1991 and added section 6-115.1 to the Administrative Code of the City of New York. The Local law provides for certain restrictions on City contracts to express the opposition of the people of the City of New York to employment discrimination practices in Northern Ireland and to encourage companies doing business in Northern Ireland to promote freedom of opportunity in the work place. Pursuant to Section 6-115.1, prospective contractors for contracts to provide goods or services involving an expenditure of an amount greater than ten thousand dollars, or for construction involving an amount greater than fifteen thousand dollars, are asked to sign a rider in which they covenant and represent a material condition of their contract, that any business operations in Northern Ireland conducted by the Contractor and individual or legal entity in which the Contractor holds ten percent or greater ownership interest and any individual or legal entity that holds ten percent or greater ownership interest in the contract will he conducted in accordance with the MacBride Principles of nondiscrimination in employment. Prospective Contractors are not required to agree to these conditions. However, in the case of contracts let by competitive sealed bidding, whenever the lowest responsible bidder has not agreed to stipulate to the conditions set forth in this notice and another bidder who bas agreed to stipulate to such conditions has submitted a bid within five percent of the lowest responsible bid for a contract to supply goods, services or construction of comparable quality, the contracting entity shall refer such bids to the Mayor, the Speaker or other officials, as appropriate, who may determine, in accordance with applicable laws and rules, that it is in the best interest of the City to award the contract to other than the lowest responsible bidder, pursuant to Section 313(b)(2) of the City Charter.

         In the case of contracts let by other than competitive sealed bidding, if a prospective contractor does not agree to these conditions, no agency, elected official or the Council, shall award the contract to the bidder, unless the entity seeking to use the goods, services or construction, certifies in writing that the contract is necessary for the entity to perform its functions and there is no other responsible contractor who will supply goods, services or construction of comparable quality at a comparable price,

         PART A

         In accordance with section 6-115.1 of the Administration Code of the City of New York, the Contractor stipulates that such Contractor and any individual or legal entity in which the Contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership in the Contractor either (a) have no business operations in Northern Ireland, or (b) shall take lawful steps in good faith, to conduct any business operations that they may have in Northern Ireland, in accordance with the MacBride Principles, and shall permit independent monitoring of their compliance with such principles.

         PART B

         For purposes of this section, the following terms shall have the following meanings:

         1. "MacBride Principles" shall mean those principles relating to nondiscrimination in employment and freedom of opportunity in the work place which require employers doing business in Northern Ireland to:

         (1) increase the representation of individuals from underrepresented religious groups in the work force, including managerial, supervisory, administrative, clerical and technical jobs;

         (2) take steps to promote adequate security for the protection of employees from underrepresented religious groups both at the work place and while traveling to and from work;

         (3) ban provocative religious or political emblems from the work place;

         (4) publicly advertise all job openings and make special recruitment efforts to attract applicants from underrepresented religious groups;

         (5) establish layoff, recall and termination particular religious group;

         (6) abolish all job reservations, apprenticeship restrictions and different employment criteria which discriminate on the basis of religion;

         (7) develop training programs that will prepare substantial numbers of current employees from underrepresented religious groups for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of workers from underrepresented religious groups;

         (8) establish procedures to assess, identify and actively recruit employees from underrepresented religious groups with potential for farther advancements; and

         (9) appoint a senior management staff member to oversee affirmative action efforts and develop a timetable to ensure their full implementation.

11.2     ENFORCEMENT OF ARTICLE 11.1

         The Contractor agrees that the covenants and representations in Article
         11.1 above are material conditions to this contract. In the event the contracting entity receives information that the Contractor, who signed the stipulation required by this section, is in violation thereof, the contracting entity shall review such information and give the Contractor an opportunity to respond. If the contracting entity finds that a violation has occurred, the entity shall have the right to declare the Contractor in default and/or terminate this contract for cause and procure the supplies, services or work from another source in any manner the entity deems proper. In the event of such termination, the Contractor shall pay to the entity, or the entity in its sole discretion may withhold from any amounts otherwise payable to the Contractor, the difference between the contract price for the uncompleted portion of this contract and the cost to the contracting entity of completing performance of this contract. In the case of a requirements contract, the

         Contractor shall be liable for such difference in price for the entire amount of supplies required by the contracting entity for the uncompleted term of its contract.

         In the case of a construction contract, the contracting entity shall also have the right to hold the Contractor in partial or total default in accordance with the default provisions of this contract, and/or may seek debarment or suspension of the Contractor. The rights and remedies of the entity hereunder shall be in addition to, and not in lieu of, any rights and remedies the entity has pursuant to this contract or by operation of law.

ARTICLE 12.  CONTRACTOR'S COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT

12.1 This Agreement is subject to the provisions of Subtitle A of Title II of the Americans with Disabilities Act of 1990, 42 U.S.C. 12132 ("ADA") and regulations promulgated pursuant thereto, see 28 CFR Part 35. Contractor shall not discriminate against an individual with a disability, as defined in the ADA, in providing services, programs or activities pursuant to this Agreement. To ensure Contractor's compliance with the ADA during the term of this Agreement, the Contractor shall prepare a plan ("Compliance Plan") which lists its program site(s) and describes in detail, bow it intends to make the services, programs or activities set forth in the scope of services herein, readily accessible and usable by individuals with disabilities at such site(s) listed. In the event the program site is not readily accessible and usable by individuals with disabilities, Contractor shall also include in the Compliance Plan, a description of reasonable alternative means and methods that result in making the services, programs or activities set forth herein readily accessible to and usable by individuals with disabilities, including but not limited to people with visual, audial, or mobility disabilities. Contractor shall submit the Compliance Plan to the ACCO of the Agency for review within 10 days after execution of this Agreement. Upon approval by the Agency of the Compliance Plan, Contractor shall abide by the Compliance Plan and implement any action detailed in the Compliance Plan to make the services, programs or activities accessible and usable by the disabled. Implementation of the Compliance Plan shall be in accordance with the schedule for Compliance agreed upon by the Agency and the Contractor.

12.2 Contractor's failure to either submit a Compliance Plan as required herein or implement an approved Compliance Plan may be deemed a material breach of this Agreement and result in the City terminating this Agreement.

ARTICLE 13.  YEAR 2000 COMPLIANCE

A. All computer technology provided by Contractor containing or calling on a calendar function including, without limitation, any function indexed to a CPU clock, and any function providing specific dates or days, or calculating spans of dates or days, shall record, store, process, provide and, where appropriate, insert, true and accurate dates and calculations for dates and spans including and following January 1, 2000. As part of its obligations, Contractor shall consult with Department to assure that such technology will (i) have no lesser functionality with respect to records containing dates both, or either, before or after January 1, 2000 than heretofore with respect to dates prior to January 1,

         2000 and (ii) be interoperable with other technology used by Department which may deliver records, receive records from or otherwise interact with such technology in the course of the Department's data processing.

B. All technology heretofore provided or specified to Department by Contractor whether hereunder or user separate agreement, if not currently capable of using or rendering date or time sensitive data or supporting interoperability in the manner described in subsection (a) above, but still under maintenance, shall be modified or replaced by Contractor with technology which provided all existing functionality and is so capable, by a date no later than thirty (30) days after the date of award without incremental charge therefor.

ARTICLE 14.  ENTIRE AGREEMENT

         This written Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreement, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or to bind any of the parties hereto, or to vary any of the terms contained herein.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.

                              CITY OF NEW YORK
                              DEPARTMENT OF SOCIAL SERVICES
                              HUMAN RESOURCES ADMINISTRATION COMMISSIONER

                              By /S/ VERNA EGGLESTON
                                 -----------------------------------------------
Corporate Contractor
Affix Corporate Seal:

[Corporate Seal]              AMERICAN MEDICAL ALERT CORP.
                              --------------------------------------------------
                              CONTRACTOR


                              By  /S/ JOY SIEGEL
                                 -----------------------------------------------

                              Title  VP - PROVIDER RELATIONS
                                   ---------------------------------------------

                                11-2571221
                              --------------------------------------------------
                              Fed. Employer I.D. No. or Soc. Sec. No.

STATE OF NEW YORK )
                                    :ss:
COUNTY OF NEW YORK )


On this 22nd day of February 2002, before me personally came Verna Eggleston, to me known and known to me to be Commissioner of the HUMAN RESOURCES ADMINISTRATION/ DEPARTMENT OF SOCIAL SERVICES of the CITY OF NEW YORK, the person described in and who is duly authorized to execute the foregoing instrument on behalf of the Commissioner, and he acknowledged to me that he executed the same for the purpose therein mentioned.


                                                     /S/ BONNY R. BRIGGMAN
                                                     ---------------------------
                                                     NOTARY PUBLIC


STATE OF NEW YORK )
                                    :ss:
COUNTY OF NASSAU)

On this 5 day of February 2002, before me personally came Joy Siegel, to me known, who, being by me duly sworn, did depose and say that she resides at 100 Daly Boulevard, Oceanside, that (s)he is the VP-Provider Relations of the American Medical Alert Corp., the corporation described in and which executed the above instrument, that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.


                                                     /S/ JACK F. RHIAN
                                                     ---------------------
                                                     NOTARY PUBLIC